Exhibit 99.1

Revenues and Earnings For Greystone Logistics, Inc.

Tulsa, OK—(GlobeNewswire)—4/15/15—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reported sales for the nine months ended February 28, 2015 of $13,676,492 compared to $15,405,169 for the prior period. Sales for the three months ended February 28, 2015 were $3,685,044 compared to $4,532,762 for the prior period. For the nine-month and three-month periods ended February 28, 2015, the company reported net income of $31,437 and $336,816, respectively, compared to net income (loss) of $1,474,078 and $(98,076), respectively, for the prior periods. Net income (loss) available to common shareholders was $(382,764), $(0.01) per share, and $1,084,473, $0.04 per share, for the nine months ended February 28, 2015 and 2014, respectively, and $198,859, $0.01 per share, and $(213,553), $(0.01) per share, for the three months ended February 28, 2015 and 2014, respectively.

Warren Kruger, CEO, stated, “While the company’s sales lagged for the reporting periods, the outlook for the fourth quarter is very promising with the fulfillment of orders for our seasonal customers and business from new customers.” Kruger continued, “We are excited about the future of the new slim-keg pallet, the versatile-new 48X40MVP pallet and our 37X37 beverage pallet as these pallets are testing extremely well.”

Kruger adds, “Our entire organization is committed to the Company’s goals, producing results that are in line with the expectations laid out in our business plan and continuing to build value for our shareholders. The diligence and patience exhibited while working through an extended series of challenges and opportunities will be rewarded. Plastic pallets are more frequently being recognized as a necessity rather than a luxury and our 100% recycled plastic products help the environment while providing sustainable money saving solutions. Growth is coming from a broad range of products and new product designs with concentrations in the beverage, agriculture, and pharmaceutical industries.”

Greystone Logistics is a “Green” manufacturing and leasing company that reprocesses and sells recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets quickly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin. Excess plastic not used in production of pallets is reprocessed for resale.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2014. For additional information in relation to Greystone Logistics and its products see Form 10-Q for the quarterly period ended February 28, 2015.

CONTACT:	Warren F. Kruger, CEO
Cell: (918) 231-0616
wfkruger@greystonelogistics.com